Exhibit 10.22

TARGA RESOURCES INVESTMENTS INC.

CHANGE OF CONTROL

EXECUTIVE OFFICER SEVERANCE PROGRAM

I. INTRODUCTION

In the event of a Change of Control (as defined herein), this Targa Resources Investments Inc. Change of Control Executive Officer Severance Program (the “C/C Executive Program”) shall be automatically established and remain in full force and effect until one full year after the closing of the transaction giving rise to the Change of Control. As a result, no benefits will be payable under this C/C Executive Program for any employee of the Company1 whose employment with the Company is terminated on or after one full year after the closing of the transaction giving rise to the Change of Control.

The Company is pleased to provide this C/C Executive Program to its eligible employees, and wants you, as an eligible employee, to know about and understand the C/C Executive Program. This document has been prepared to let you know how the C/C Executive Program works and about how the C/C Executive Program may benefit you. You should read all parts of this C/C Executive Program carefully so that you will not only understand the ways in which it may benefit you, but certain exclusions to coverage and limitations on the receipt of benefits which may apply to you. As of a Change of Control, unless you are also covered by another severance agreement or plan recognized and administered by the Company, the only Company severance benefits for which you are eligible are those offered under this C/C Executive Program.

For purposes of this C/C Executive Program, a “Change of Control” means an acquisition by any Person of a substantial equity interest in the Company or other transaction by any Person such that a “Change of Control” has occurred under the terms of the Amended and Restated Stockholders’ Agreement as entered into between the Company and the stockholders of the Company effective as of October 31, 2005, as amended. A “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

II. ELIGIBILITY

An employee will be eligible to participate in the C/C Executive Program if he or she (1) is an executive officer of the Company on the date immediately prior to the Change of Control, and (2) is an employee of Targa Resources LLC on the date immediately prior to the Change of Control, and (3) on or after the Change of Control, (i) incurs an involuntary termination other than for cause, (ii) voluntarily terminates employment following a written notice of reduction in base salary or a relocation of his or her principal office more than 50 miles from the employee’s office as of the Change of Control, or (iii) voluntarily terminates employment after being requested or required to resign his or her position as an officer of the Company or any successor entity to the Company in connection with the Change of Control. To be eligible to participate, an employee must meet all three of the criteria set forth in the preceding sentence.

For purposes of this C/C Executive Program, termination for “cause” shall mean any termination of employment with the Company based upon a determination by the Board of

[1]	The term “Company” shall include Targa Resources Investments Inc., and each of its subsidiaries and affiliated entities.

Directors of the Company that the employee (1) has been convicted of a misdemeanor involving moral turpitude or a felony, (2) has failed to substantially perform his or her duties (other than any such failure resulting from his or her incapacity due to a physical or mental condition) which results in a materially adverse effect upon the Company, financial or otherwise, (3) has refused without proper legal reason to perform the employee’s duties and responsibilities, or (4) has breached any material corporate policy maintained and established by the Company that is applicable to the employee, provided such breach results in a materially adverse effect upon the Company, financial or otherwise.

III. SEVERANCE BENEFITS

The following severance benefits shall be provided under the C/C Executive Program.

A. Amount of Severance Pay

Under the C/C Executive Program, an eligible employee will receive a lump sum cash payment in an amount equal to (i) two (2) multiplied by fifty percent (50%) of the employee’s annual base pay in effect on the date immediately preceding the Change of Control, multiplied by (ii) a fraction, the numerator of which is the number of days during the period beginning on the first day of such fiscal year and ending on the date of such involuntary termination, and the denominator of which is three hundred sixty-five (365).

Severance pay will be paid to the eligible employee in a lump sum no later than 75 days after the eligible employee’s date of termination from employment. All severance pay benefits will be subject to withholding for applicable employment and income taxes. The employee is responsible for informing the Company of any change in the employee’s mailing address by written letter delivered to the Chief Financial Officer2 until the employee’s severance benefits have been paid in full.

In the event that an employee dies after the termination of his or her employment and before having received the full amount of the severance benefits for which he or she was qualified, benefits provided by this C/C Executive Program will be paid to the legal representative of the employee’s estate unless the employee notifies the Company in writing that he or she specifically designates a different beneficiary. Benefits will be paid as soon as practicable after receipt of notice of proof of such death.

B. Continuation of Medical Coverage

During the Continuation Coverage Period (as defined herein), the Company shall permit the employee, at his or her election, to continue to participate in the Company’s group health care plan that provides medical and dental coverage that the employee was participating in immediately prior to such termination of employment; provided, however, that (a) the employee must continue to pay the premiums for such coverage based on the premiums paid by active employees of the Company for similar coverage, (b) the availability and terms of such coverage, and the required premium payments, shall adjust as such availability, terms and premiums are adjusted for active employees, and (c) such coverage shall immediately end upon the employee’s

[2]	The individual who, at the time in question, holds the title of Chief Financial Officer of the Company.

obtaining new employment and eligibility for similar coverage (and the employee is obligated hereunder to promptly report such eligibility to the Company). An employee’s election of this extended coverage shall not adversely affect in any way his or her right to health care continuation coverage as required under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) except that the period of such health care continuation coverage under the Company’s group health care plan shall be reduced by the period of the employee’s extended coverage as provided under the terms of this paragraph.

For purposes herein, the term “Continuation Coverage Period” means twenty-four (24) months.

C. Equipment Assistance

The Company shall provide an eligible employee with equipment assistance such that all Company-provided cell phones, blackberries, personal computers and similar electronic equipment will be transferred to the employee and the employee’s personal account if the employee so requests. The Company shall also provide appropriate measures for voicemail “forwarding” from prior work phones and email “forwarding” from prior email accounts for up to six (6) months if the employees so requests.

D. Effect of C/C Executive Program on other Company Benefits

An employee eligible for benefits under this C/C Executive Program may be eligible to continue participation in certain other Company benefits and/or benefit plans. However, continuation in various Company plans is subject to the terms and conditions of the applicable plan documents or insurance contracts in effect on the date of the employee’s termination. An employee’s rights under the other plans, documents or insurance contracts are not affected by his or her decision to participate or to not participate in this C/C Executive Program.

IV. C/C EXECUTIVE PROGRAM AMENDMENT OR TERMINATION

The Compensation Committee of the Board of Directors of the Company (the “Committee”) reserves the right to amend, modify, supplement or terminate, in whole or in part, any or all of the provisions of the C/C Executive Program at any time prospectively or retroactively, for any reason, without notice or further obligation to any employee or any other person entitled to receive benefits, if any, under the C/C Executive Program; provided, however, no such amendment, modification or termination may reduce any benefits payable hereunder once a Change of Control has occurred. The Committee also reserves the right to make any modification, supplementation or amendment to the C/C Executive Program that is necessary or appropriate to qualify or maintain the C/C Executive Program so that it satisfies the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended, if any.

V. GENERAL PROVISIONS

A. Governing Law

The provisions of the C/C Executive Program shall be construed, administered and enforced according to the laws of the State of Texas.

B. Severability

If any provision of the C/C Executive Program shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the C/C Executive Program, and the C/C Executive Program shall be construed and enforced as if such illegal and invalid provisions had never been set forth in it.

C. Costs and Indemnification

All costs of administering the C/C Executive Program and providing benefits hereunder will be paid by the Company.

Executed on this 1st day of August, 2006, to be effective upon a Change of Control.

TARGA RESOURCES INVESTMENTS INC.

By:	/s/ Jeffrey J. McParland
Jeffrey J. McParland
Executive Vice President & Chief Financial Officer